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                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                              (AMENDMENT NO.    )

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     Rule 14a-6(e)(2))

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                           SMITH BARNEY INCOME FUNDS
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                (Name of Registrant as Specified In Its Charter)
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       SMITH BARNEY PREMIUM TOTAL RETURN FUND -- FINANCIAL CONSULTANT'S
                            LETTER TO SHAREHOLDERS

                                                                   May 25, 1999

Dear [insert name of shareholder]:

  I am writing to inform you about some important changes that have been approved by the Board of Trustees of the Smith Barney Income Funds regarding the management of the Smith Barney Premium Total Return Fund (the "Fund").

  I want to assure you that the objective of the Fund remains constant: current income and secondarily, capital appreciation. The Fund is designed to help investors gain the advantages of both income-generating securities and overall stock market participation with less downside risk. That was one of the reasons why you originally invested in the Fund.

  Over time, the financial markets have altered the Fund's areas of opportunities. In particular, the Fund's investment adviser no longer sees a sufficient amount of dividend-paying stocks that have been part of the Fund's central strategy since its inception. In fact, as you may have heard on the news or read recently in the financial press, the average dividend yield offered by the stocks in the S&P 500 Index is now less than 1.4%. This change in the income-generating capability of many large-company stocks has led the Fund's investment adviser to carefully reevaluate the Fund's core investment strategy over the past several quarters.

  Because of this and other important considerations, the Board of Trustees of Smith Barney Income Funds voted to appoint Salomon Brothers Asset Management as the Fund's interim sub-adviser for a period of up to 120 days. In addition, the Trustees approved, and are presenting to shareholders, a proposal that Salomon Brothers Asset Management continue as the Fund's sub-adviser after the interim period pursuant to a new sub-advisory agreement that would run for two years from the date of shareholder approval and from year to year thereafter. Boston Partners Asset Management, L.P., the Fund's previous sub-adviser is no longer associated with the Fund. Ross S. Margolies, a Managing Director and Chief Investment Officer of Salomon Brothers Asset Management, has been designated by Salomon Brothers Asset Management to serve as the Fund's interim portfolio manager, effective April 26, 1999.

  A shareholder meeting regarding the proposed change in the Fund's sub-adviser is scheduled to take place on or about Wednesday, June 30, 1999. I ask that you take a few moments to review the proxy materials mailed to you separately, and if you do not plan to attend the shareholder meeting, please complete the proxy card and return it as soon as possible in the postage-paid envelope provided therein.

  We believe that the proposed changes are appropriate for the Fund and represent a meaningful refocusing of the Fund's direction. We consider Ross S. Margolies as one of the premier managers in the Citigroup family of asset management businesses.

  As noted previously, the Fund will continue to be managed to achieve its stated objective of income and, secondarily, capital appreciation. Ross S. Margolies and his portfolio management team bring substantial talent and capability to the Fund. This means that you should have the added confidence that risk and reward will be balanced to provide you with competitive total returns in the future.

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  And while no guarantees can be given, I think you will agree with me that these proposed Fund changes bode well for its future. Thank you for taking the time to read this letter. I look forward to helping you pursue your financial goals in the years ahead.

Sincerely,

Smith Barney Financial Consultant